Exhibit 99.1

FOR IMMEDIATE RELEASE

GTCR GRIDLOCK HOLDINGS, INC. COMPLETES ACQUISITION OF

GLOBAL TRAFFIC NETWORK, INC.

NEW YORK – (BUSINESS WIRE) – Global Traffic Network, Inc. (NASDAQ: GNET) today announced the completion of the previously announced acquisition by GTCR Gridlock Holdings, Inc. (the “Purchaser”).

Following the Purchaser’s acceptance for payment of all shares of Global common stock tendered in the previously announced tender offer, and the Purchaser’s acquisition of additional shares pursuant to the exercise of the top-up option granted to GTCR Gridlock Acquisition Sub, Inc., the Purchaser effected a short-form merger of GTCR Gridlock Acquisition Sub, Inc. with and into Global in accordance with the applicable provisions of Nevada law that authorize the completion of the merger without a vote or meeting of shareholders of Global. Under the merger agreement, all remaining publicly held shares were converted into the right to receive the same $14.00 per share cash price, without interest and less any applicable withholding tax, that was paid in the tender offer. Following the completion of the merger, Global is now a wholly-owned subsidiary of an affiliate of GTCR Gridlock Holdings. As a result of the merger, the shares of Global’s common stock will no longer be listed on the NASDAQ Global market or any other market or securities exchange. Global will file with the Securities and Exchange Commission a Certification on Form 15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to suspend Global’s reporting obligations under Section 13(a) and 15(d) of the Exchange Act.

About Global Traffic Network

Global is a leading provider of custom traffic and news reports to radio and television stations outside the U.S. The Company operates the largest traffic and news network in Australia, operates traffic networks in eight Canadian markets and the largest national radio traffic network across the United Kingdom. In exchange for providing custom traffic and news reports, television and radio stations provide Global Traffic Network with commercial airtime inventory that the Company sells to advertisers. As a result, radio and television stations incur no out-of-pocket costs when contracting to use Global Traffic Network’s services. For more information, visit the Company’s website at www.globaltrafficnetwork.com.